Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the three months and year ended December 31, 2022 and Declares Quarterly Dividend

Morrisville, VT January 18, 2023 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three months and year ended December 31, 2022. Net income was $3.4 million and $12.6 million for the three months and year ended December 31, 2022 resulting in earnings per share of $0.77 and $2.81 for the same periods, respectively.

The Board of Directors also declared a cash dividend of $0.36 per share for the quarter, an increase of 2.9% from the cash dividend of $0.35 paid in recent prior quarters, payable February 2, 2023 to shareholders of record as of January 28, 2023.

Fourth Quarter Highlights

Consolidated net income increased $66 thousand, or 2.0%, to $3.4 million for the fourth quarter of 2022 compared to the fourth quarter of 2021 due to an increase in net interest income of $1.1 million and a decrease in noninterest expenses of $76 thousand, partially offset by a decrease in noninterest income of $702 thousand and an increase in income tax expense of $189 thousand. Also, a credit of $225 thousand was recorded for the provision for loan losses for the fourth quarter of 2021, which represented the reversal of the provision recorded during the first half of 2021. No provision for loan losses was recorded for the three and twelve months ended December 31, 2022.

Interest income increased $2.3 million to $12.4 million for the three months ended December 31, 2022 compared to $10.0 million for the three months ended December 31, 2021 due to the larger earning asset base coupled with upward movement in interest rates. Interest expense increased $1.2 million to $2.0 million for the three months ended December 31, 2022 compared to $779 thousand for the three months ended December 31, 2021 due to an increase in rates paid on customer deposits, the utilization of wholesale funding which is at a higher cost and the larger funding base. These changes resulted in net interest income $10.4 million for the three months ended December 31, 2022 compared to $9.2 million for the three months ended December 31, 2021, an increase of $1.1 million, or 12.0%.

The decrease in noninterest income was primarily related to a decrease in the gain on sale of residential loans of $726 thousand for the comparison period. Loan sales were $17.8 million for the three months ended December 31, 2022 compared to sales of $52.6 million for the same period in 2021.

Noninterest expenses were $8.4 million for the three months ended December 31, 2022 compared to $8.5 million for the same period in 2021, a decrease of $76 thousand, or 0.9%. The decrease during the comparison periods was primarily due to a decrease of $316 thousand, or 8.1%, in salaries and wages, partially offset by increases of $240 thousand in employee benefits and $15 thousand in occupancy expenses. Income tax expense increased $189 thousand, to $817 thousand, for the three months ended December 31, 2022.

Year-to-Date Highlights

Consolidated net income was $12.6 million, or $2.81 per share, compared to $13.2 million, or $2.94 per share, for the year ended December 31, 2022 and 2021, respectively. The decrease in earnings was due to a decrease of $4.0 million in noninterest income, a $309 thousand increase in noninterest expenses, partially offset by an increase in net interest income of $3.7 million and a decrease of $14 thousand in income tax expense.

Interest income increased $4.7 million, or 11.9%, to $43.9 million for the year ended December 31, 2022 compared to $39.3 million for the year ended December 31, 2021. Interest expense was $4.5 million for the year ended December 31, 2022 compared to $3.6 million for the year ended December 31, 2021.

Noninterest income was $9.0 million for the year ended December 31, 2022 compared to $13.0 million for the year ended December 31, 2021, a decrease of $4.0 million, or 30.7%, primarily due to the reduction in net gains on sales of residential loans. Sales of qualifying residential loans to the secondary market for the year ended December 31, 2022 were $78.0 million resulting in net gains of $1.0 million, compared to sales of $216.8 million and net gains on sales of $5.0 million for year ended December 31, 2021. The increases in interest rates negatively impacted the premium obtained on sales of qualifying loans during 2022 compared to the same period in 2021. This resulted in lower sales volume and more residential loans retained on the balance sheet.

Noninterest expenses increased $309 thousand, or 0.9%, during the comparison periods due to increases of $430 thousand in employee benefits, $23 thousand in occupancy expenses and $245 thousand in equipment expenses partially offset by decreases of $365 thousand in salaries and wages and $24 thousand in other expenses. Income tax expense decreased $14 thousand, to $2.6 million as of December 31, 2022.

Total assets were $1.3 billion as of December 31, 2022 compared to $1.2 billion as of December 31, 2021, an increase of $131.0 million, or 10.9%. Asset growth continued to be fueled by increases in customer deposits that were reinvested into our communities through loans to individuals, businesses, and municipalities as well as investment securities.

Investment securities, including interest bearing deposits in other banks, were $268.0 million at December 31, 2022 compared to $282.1 million at December 31, 2021. The net decrease is primarily attributable to the decline in fair market value during 2022 due to increases in interest rates. As of December 31, 2022, unrealized losses were $47.4 million. Based on management's assessment, the losses are not representative of a deterioration in credit quality but are the result of rising interest rates.

Total loans outstanding as of December 31, 2022 were $960.7 million compared to $801.6 million as of December 31, 2021, an increase of $159.1 million, or 19.8%. Loan growth in 2022 was due to retaining more residential loans on the balance sheet, and increases in residential construction and commercial real estate loans. These increases were partially offset by a reduction of $13.4 million of PPP loans forgiven during 2022. As mentioned above, funding of asset growth continues to be primarily from customer deposits which increased to $1.2 billion as of December 31, 2022 compared to $1.1 billion as of December 31, 2021, an increase of $106.8 million, or 9.8%. Brokered deposits of $33.0 million were included in total deposits as of December 31, 2022 and none were outstanding as of December 31, 2021. Also, $50.0 million of Federal Home Loan Bank advances were outstanding as of December 31, 2022 to bridge funding gaps.

The Company had total equity capital of $55.2 million and a book value per share of $12.25 as of December 31, 2022 compared to $84.3 million and $18.77 per share as of December 31, 2021. The decrease in total capital was primarily attributable to the increase in accumulated comprehensive loss of $35.9 million as it relates to unrealized losses in the investment portfolio discussed above. The unrealized losses in other comprehensive income do not impact regulatory capital ratios.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, wealth management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.